EXHIBIT 99.1

For information contact:
Investors:  Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519 729 7998 or ir@mdsi.ca
Media:  Robin Jones, MDSI Mobile Data Solutions Inc., 604 207 6111 or pr@mdsi.ca

NEWS RELEASE

MDSI Appoints New Director at AGM

Richmond, B.C. (June 3, 2005) – At its annual general meeting yesterday, MDSI Mobile Data Solutions Inc. (Nasdaq: MDSI)(TSX: MMD), the leading provider of enterprise workforce management solutions, added Robert T. F. (Bob) Reid to its Board of Directors.

Most recently Mr. Reid was President of Duke Energy’s Canadian operations and previously Executive Vice President and Chief Operating Officer of Westcoast Energy, which Duke Energy purchased in March 2002. During a long career in the energy industry, Mr. Reid also served as President and CEO of Union Gas Ltd., President and CEO of Pan-Alberta Gas, President and CEO of Westcoast Energy International, President of Foothills Pipelines, and Executive Director of the Independent Petroleum Association of Canada.

In the public sector, in 2003 the Government of British Columbia appointed Mr. Reid as founding Chair of the British Columbia Transmission Corporation (BCTC). From 1983 to 1987, Mr. Reid was the Deputy Minister of Energy and Mines with the Government of Saskatchewan. In addition to his work at BCTC, Mr. Reid sits as director for a number of companies and community organizations, including the Canadian Education Network, Investment Saskatchewan, Greystone Capital Management Inc, and the Vancouver Symphony Orchestra

Erik Dysthe, MDSI’s President, Chief Executive Officer and Chairman, stated, “The utility market has been and continues to be critical to MDSI’s success. We are very pleased to add to our Board an industry representative as distinguished as Bob Reid.”

All other business matters before the annual general meeting, including the re-appointment of incumbent board members and the re-appointment of its auditors, Deloitte & Touche LLP, were approved. In statements to attendees, Mr. Dysthe also indicated that the Company had terminated discussions with a potential acquisition target.

About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 325 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi.ca

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